MERIDIAN FINANCIAL CORPORATION
                         8250 Haverstick Road
                               Suite 110
                        Indianapolis, IN 46204

                            March 28, 1997

RTM Financial Services, Inc.
253 Post Road West
Westport, CT 06880

Attn.:  Salvatore F. Mulia

Dear Mr. Mulia:

     This letter agreement (this "Agreement") sets forth the terms of the business relationship agreed upon between RTM Financial Services, Inc. ("RTM") and Meridian Financial Corporation (the "Company").

     1. The Company hereby retains RTM, and RTM agrees to be retained by the Company, to provide services to the Company, on the terms set forth herein, for a term (the "Term") commencing on the date hereof and ending on the earlier of the occurrence of a Liquidity Event (as defined in the Executive Share Agreement, defined in Paragraph 6 hereof) or the termination of this Agreement pursuant to Paragraph 8 hereof. RTM agrees to cause all services hereunder to be provided by Salvatore F. Mulia (the "Designated Consultant"). During the Term, RTM agrees to cause the Designated Consultant to devote approximately 50% of his business time and effort (but in no event less than approximately 20 hours per week on average over the Term) (i) to assist the Company in originating leases of restaurant equipment and, to a lesser extent, leases of other types of equipment, real estate mortgages and other financing transactions (each a "Financing Transaction") and arranging for the sale of Financing Transactions by the Company to third parties ("Sale Transactions") ("Transaction Services"), (ii) to assist the Company in obtaining long-term debt financing to fund Financing Transactions ("Funding Arrangements") ("Funding Services") and (iii) to provide consulting services relating to strategic planning and other matters as defined from time to time by the Board of Directors of the Company (the "Board of Directors") ("Consulting Services"). RTM further agrees that during the Term, it will devote its best efforts (and will cause the Designated Consultant to devote his best efforts) to the fulfillment of RTM's obligations under this Agreement and do nothing (and cause the Designated Consultant to do nothing) which either RTM or the Designated Consultant knows or should know will harm, in any way, the business or reputation of the Company. RTM and the Designated Consultant shall be free to engage in other business activities to the extent that such activities do not adversely affect the performance of, and are not inconsistent with, RTM's duties to the Company under this Agreement and are not in competition with the business of the Company. Notwithstanding anything in this Agreement to the contrary, neither RTM nor the Designated Consultant shall have any authority to bind the Company with respect to any Sale Transaction or the origination of any Financing Transaction and the Company shall have no obligation to effect any Sale Transaction or the origination of any Financing Transaction, nor any liability to RTM or the Designated Consultant for Commissions (as defined in Paragraph 2 hereof) or otherwise for any failure to effect any Sale Transaction or the origination of any Financing Transaction.

     2. As compensation for RTM's services under this Agreement: (a) the Company will (i) pay to RTM (x) a fee of $3,750 per calendar month for Consulting Services (the "Consulting Fee"), payable in advance on the first day of each calendar month during the Term, and (y) commissions pursuant to Paragraph 3 hereof in connection with Sale Transactions ("Sales Commissions"), subject to the provisions of Paragraph 7 hereof, (z) commissions pursuant to Paragraph 3 hereof in connection with Funding Arrangements ("Funding Commissions"; together with Sales Commissions, "Commissions"), subject to the provisions of Paragraph 7 hereof, and (ii) issue to RTM common shares of the Company ("Common Shares") pursuant to Paragraph 5 hereof, subject to the conditions set forth in Paragraph 5 hereof; (b) the Purchasers (as defined in Paragraph 6 hereof) and Michael F. McCoy ("McCoy") will cause Executive Shares (as defined in the Executive Share Agreement) to be delivered to RTM, subject to the conditions set forth in Paragraph 6 hereof; and (c) RTM shall be entitled to purchase the RTM Shares (as defined in Paragraph 4 hereof), subject to the terms of Paragraph 4 hereof. In addition to the Consulting Fee, the Company shall pay to RTM $3,750 on the first day of each calendar month during the Term as an advance against Commissions ("Commission Advances") and shall reimburse RTM for its out-of-pocket expenses incurred in the performance of its duties hereunder upon submission of appropriate invoices and vouchers in accordance with the Company's policies in effect from time to time.

     3. (a) Upon the consummation by the Company of a Sale Transaction during the Term in which the purchaser was introduced to the Company by RTM or, as provided in Paragraph 3(d), upon the consummation by the Company of a Sale Transaction after the Term, RTM shall be entitled to a Sales Commission (payable in accordance with Paragraph 7) as follows:

           (ii) if the gross proceeds to the Company from such Sale Transaction (the "Sale Proceeds") are less than $1,000,000 or if such Sale Transaction involves a Financing Transaction for restaurant equipment entered into in the ordinary course of the Company's business (whether or not the Sale Proceeds are less than $1,000,000), RTM shall be entitled to a Sales Commission in an amount equal to 1.5% of the Sale Proceeds;

           (iii) if the Sale Proceeds are $1,000,000 or more and such Sale Transaction does not involve a Financing Transaction for restaurant equipment entered into in the ordinary course of the Company's business, RTM shall be entitled to a Sales Commission in an amount determined as follows: (x) if the difference between the Sale Proceeds and the Company Financing Transaction Basis (as defined below) (the "Spread") is $80,000 or less, RTM shall be entitled to a Sales Commission in an amount equal to 50% of the Spread; (y) if the Spread is greater than $80,000, but less than $100,000, RTM shall be entitled to a Sales Commission in an amount equal to $40,000; and (z) if the Spread is $100,000 or more, RTM shall be entitled to a Sales Commission in an amount equal to 40% of the Spread. "Company Financing Transaction Basis", with respect to any Sale
     Transaction, means the book value of the Financing Transaction sold pursuant to such Sale Transaction, as reflected on the books of the Company in accordance with industry practice.

            (b) If any Sale Transaction involves the sale of more than one Financing Transaction (e.g., multiple leases, whether or not related, bundled for sale as a group), each Financing Transaction shall be considered as a separate Sale Transaction for purposes of determining the amount of Sales Commission payable pursuant to Paragraph 3(a).

           (c) Upon the consummation by the Company of a Funding Arrangement (including the satisfaction of all conditions to funding thereunder) during the Term in which the funding party was introduced to the Company by RTM or, as provided in Paragraph 3(d), upon the consummation by the Company of a Funding Arrangement after the Term, RTM shall be entitled to a Funding Commission equal to 1% of the initial maximum aggregate amount available to the Company under the terms of such Funding Arrangement.

           (d) This Agreement contemplates that RTM will, among other things, assist in (i) arranging Sale Transactions by introducing the Company to purchasers who are expected to buy Financing Transactions ("Transaction Purchasers") and (ii) arranging Funding Arrangements by introducing the Company to parties who are expected to provide Funding Arrangements ("Funding Sources"). If RTM has introduced the Company to a Transaction Purchaser during the Term and the Company consummates a Sale Transaction with such Transaction Purchaser during the Term or within six (6) months following termination of this Agreement, then RTM will be entitled to a Sales Commission with respect to such Sale Transaction, calculated in accordance with Paragraph 3(a), payable at the time the Company receives the Sale Proceeds from such Sale Transaction, provided that the Company held material discussions with such Transaction Purchaser during the Term regarding Sale Transactions. If RTM has introduced the Company to a Funding Source during the Term and the Company consummates a Funding Arrangement with such Funding Source during the Term or within twelve
(12) months following termination of this Agreement, then RTM will be entitled to a Funding Commission with respect to such Funding Arrangement, calculated in accordance with Paragraph 3(c), payable at the closing for such Funding Arrangement.

            (e) The basis for computing Commissions shall be reviewed by the Company and RTM on or about April 1, 1998, and, if the Company and RTM mutually determine that adjustments are appropriate, the basis for computing Commissions shall be amended in writing at such time as mutually determined.

     4. (a) The Company shall issue to RTM, within 15 days after the execution of this Agreement by RTM, 81.63 Common Shares (the "RTM Shares") upon receipt from RTM of such certificates or other instruments as the Company may reasonably request to comply with federal and state securities laws. RTM shall be solely responsible for any taxes payable as a result of the issuance of the RTM Shares. As consideration for the RTM Shares, RTM hereby agrees to pay the Company in accordance with this Paragraph 4 an amount equal to $173,333.33 (the "RTM Share Amount"), together with interest on the aggregate unpaid balance of the RTM Share Amount from time to time outstanding at a compounding annual rate equal to 6.50%.

           (b) During the Term, the RTM Share Amount, together with accrued and unpaid interest thereon, shall be payable solely by application, in accordance with Paragraph 7 hereof, of Commissions otherwise payable to RTM hereunder. Upon expiration of the Term, the entire unpaid balance of the RTM Share Amount, together with all accrued and unpaid interest thereon, shall be immediately due and payable; provided, however, that if the Term expires as a result of a termination of this Agreement by the Company for Cause (as defined in Paragraph 8 hereof) or due to the voluntary termination of this Agreement by RTM, then the Company shall have the option of applying the unpaid balance of the RTM Share Amount, together with all accrued and unpaid interest thereon, to the purchase by the Company of RTM Shares as provided in Paragraph 4(d) hereof.

           (c) RTM shall have the right to prepay the RTM Share Amount at any time, without penalty of any kind. Prepayments shall be applied first to accrued or unpaid interest on the RTM Share Amount and then to the unpaid principal balance of the RTM Share Amount.

           (d) In the event that (i) this Agreement is terminated by the Company for Cause or as a result of the voluntary termination of this Agreement by RTM or (ii) RTM shall default in the payment of any portion of the RTM Share Amount (or accrued or unpaid interest thereon) when due and payable hereunder, and such default shall continue unremedied for a period of 30 days (a "Payment Default"), then the Company shall have the right, exercisable by written notice delivered to RTM not later than 30 days following the date of such termination or the expiration of the grace period with respect to such default, to purchase from RTM (and, if the Company exercises such right, RTM agrees to sell to the Company, free and clear of all liens and claims of any kind) a number of RTM Shares (including, for purposes of this Paragraph 4, any shares issued in respect of RTM Shares as a result of an Adjustment Event (as defined in Paragraph 5 hereof)) equal to the lesser of (x) the number of RTM Shares and
(y) the number of RTM Shares multiplied by a fraction (A) the numerator of which shall equal the sum of (1) the outstanding RTM Share Amount and all accrued and unpaid interest thereon as of the date of such termination or the expiration of the grace period with respect to such default and (2) the aggregate amount of Commission Advances that have not been repaid pursuant to Paragraph 7 as of the date of such termination or the expiration of the grace period with respect to such default (or, if less, such portion of such Commission Advances that would not cause the numerator to exceed $173,333.33) ("Applied Commissions") and (B) the denominator of which shall equal $173,333.33. In full payment for the purchase by the Company of the RTM Shares pursuant to this Paragraph 4(d), the entire unpaid balance of the RTM Share Amount, together with all accrued and unpaid interest thereon, shall be canceled and the aggregate amount of outstanding Commission Advances shall be reduced by the amount of Applied Commissions.

           (e) Prior to the occurrence of the later of a Liquidity Event or payment in full of the RTM Share Amount together with all accrued and unpaid interest thereon, the RTM Shares may be transferred, pledged or encumbered only with the prior written consent of the Board of Directors, which consent may be granted or withheld in the sole discretion of the Board of Directors and, if granted, may be subject to whatever conditions the Board of Directors may reasonably impose.

           (f) In connection with the purchase of the RTM Shares, RTM hereby represents and warrants to, and agrees with, the Company as follows:

           (i) RTM is acquiring the RTM Shares for its own account as principal for investment and not with a view to or for resale or distribution thereof, and RTM has no present intention of distributing or selling to any other person any of the RTM Shares.

           (ii) RTM will not sell, transfer or otherwise dispose of all or any part of the RTM Shares without either (i) delivering to the Company an unqualified opinion of counsel addressed to the Company that the transfer or any offering in connection therewith is not required to be registered under either the Securities Act of 1933, as amended, or any applicable state securities laws, or (ii) making such sale, transfer or other disposition pursuant to an effective registration statement under such act and laws.

           (iii) RTM acknowledges that the Designated Consultant is a director of the Company and is familiar with the business and affairs of the Company. RTM has had an opportunity to make inquiries concerning the Company and all matters relevant to an investment in the RTM Shares.

           (iv) RTM is aware that the RTM Shares are being purchased in a private offering and that there is no market for resale thereof. Thus, RTM may not be able to sell or dispose of the RTM Shares. RTM understands that its right to transfer, pledge or encumber the RTM Shares will be restricted under federal and applicable state securities laws (and any certificates representing the RTM Shares will bear a legend restricting such transfer) and that such laws impose strict restrictions on such transfer. RTM further understands that transfer, pledge or encumbrance of the RTM Shares will also be restricted under the terms of this Agreement.

           (v)  RTM's place of business is located in the State of Connecticut.

     5. If a Liquidity Event occurs prior to March 31, 2007 and the valuation of the Company Equity in such Liquidity Event shall exceed the Valuation Target, then, immediately prior to such Liquidity Event, the Company shall issue to RTM a number of Common Shares, appropriately adjusted in the event of an Adjustment Event (the "Liquidity Event Shares"), equal to 41.23 multiplied by the Liquidity Shares Vested Percentage. "Company Equity" in such Liquidity Event means the Company's equity, including, without limitation, common stock and preferred stock, additional-paid-in-capital and retained earnings, but excluding debt (whether senior or subordinated) and other obligations of the Company, whether or not such debt or other obligations are convertible into equity. RTM shall be solely responsible for any taxes payable as a result of the issuance of the Liquidity Event Shares. The Company shall have no obligation to issue the Liquidity Event Shares if a Liquidity Event does not occur prior to March 31, 2007. As used in this Agreement: (a) "Adjustment Event" means (i) any subdivision (by any stock split, stock dividend or otherwise) of outstanding Common Shares into a greater number of shares, (ii) any combination (by any reverse stock split or otherwise) of outstanding Common Shares into a smaller number of shares or (iii) any recapitalization or similar transaction in which Common Shares are changed into, converted into or exchanged for other securities; (b) "Valuation Target", with respect to any Liquidity Event, means: (i) if the Liquidity Event shall occur prior to March 31, 2002: 4.5 times the Valuation Base; (ii) if the Liquidity Event shall occur on or after March 31, 2002 and prior to March 31, 2003: 6.3 times the Valuation Base; (iii) if the Liquidity Event shall occur on or after March 31, 2003 and prior to March 31, 2004: 8.82 times the Valuation Base; (iv) if the Liquidity Event shall occur on or after March 31, 2004 and prior to March 31, 2005: 12.348 times the Valuation Base; (v) if the Liquidity Event shall occur on or after March 31, 2005 and prior to March 31, 2006:
17.2872 times the Valuation Base; and (vi) if the Liquidity Event shall occur on or after March 31, 2006 and prior to March 31, 2007: 24.20208 times the Valuation Base; and (c) "Valuation Base", with respect to any Liquidity Event, means the sum of (i) the aggregate amount of capital invested by the Purchasers in the Company through the date of such Liquidity Event plus (ii) the aggregate amount of capital invested in the Company by parties other than the Purchasers after the date of this Agreement, in each case whether such capital is evidenced by equity securities or subordinated debt of the Company. Subject to Paragraph 8 hereof, the obligations of the Company under this Paragraph 5 shall survive the expiration of the Term. "Liquidity Shares Vested Percentage," with respect to a Liquidity Event, means (i) 100%, if this Agreement has not been terminated pursuant to Paragraph 8 hereof prior to the occurrence of such Liquidity Event, or (ii) if this Agreement has been terminated pursuant to Paragraph 8 hereof prior to the occurrence of such Liquidity Event, a fraction, expressed as a percentage, (x) the numerator of which is the number of annual periods commencing on April 1 and ending on March 31 that have occurred from April 1, 1997 to the date of such termination and (y) the denominator of which is the number of annual periods commencing on April 1 and ending on March 31 that have occurred from April 1, 1997 to the date of such Liquidity Event.

     6. Pursuant to that certain Executive Share Agreement dated as of March 28, 1997 among McCoy, INROADS Capital Partners, L.P. ("INROADS"), Mesirow Capital Partners VII, an Illinois Limited Partnership ("Mesirow") and Edgewater Private Equity Fund II, L.P. ("Edgewater"; together with INROADS and Mesirow, the "Purchasers") and the Company (the "Executive Share Agreement"), McCoy hereby designates RTM as a Recipient (as defined in the Executive Share Agreement) to receive, upon, and subject to, the occurrence of a Liquidity Event prior to March 31, 2001, a number of Executive Shares equal to (a) 8 1/3% of the maximum number of Executive Shares that would be required to be delivered by the Purchasers pursuant to the Executive Share Agreement at such time if McCoy were employed by the Company as of such time and the conditions set forth in Section 3 of the Executive Share Agreement were satisfied multiplied by (b) the Executive Share Vested Percentage (the "RTM Executive Share Number"), such Executive Shares to be delivered to RTM prior to, and in preference to, the delivery of any Executive Shares to McCoy or any other Recipient. If the number of Executive Shares that the Purchasers are required to deliver under the Executive Share Agreement upon the occurrence of a Liquidity Event prior to March 31, 2001 is reduced below the RTM Executive Share Number, then, upon the occurrence of a Liquidity Event prior to March 31, 2001, if the conditions set forth in Section 3 of the Executive Share Agreement are met, each Purchaser severally (in proportion to its obligation to deliver Executive Shares under the Executive Share Agreement) agrees to transfer and deliver promptly to RTM, in addition to the Executive Shares to be delivered to RTM pursuant to the preceding sentence (the "Required Executive Shares"), Executive Shares in an aggregate amount equal to such Purchaser's proportionate share of the RTM Executive Share Number less the number of Required Executive Shares. "Executive Share Vested Percentage" means (i) 100%, if this Agreement has not been terminated pursuant to Paragraph 8 hereof prior to the occurrence of such Liquidity Event, or (ii) if this Agreement has been terminated pursuant to Paragraph 8 hereof prior to the occurrence of such Liquidity Event, a fraction, expressed as a percentage, (x) the numerator of which is the number of full annual periods commencing on April 1 and ending on March 31 that have occurred from April 1, 1997 to the date of such termination and (y) the denominator of which is four. If Executive Shares designated by McCoy to be delivered to RTM pursuant to this Paragraph 6 shall, in accordance with the terms of this Agreement, cease to be deliverable to RTM, then for purposes of the Executive Share Agreement McCoy shall be entitled to re-designate the Recipient of such Executive Shares in accordance with and subject to the terms and conditions of the Executive Share Agreement.

     7. (a) Commissions, whether payable during or, pursuant to Paragraph 3(d), after the Term, shall be paid as follows: (i) first, by repayment to the Company of the amount of Commission Advances paid to RTM that have not theretofore been repaid pursuant to this clause (i), (ii) second, by payment to the Company of accrued and unpaid interest on, and thereafter of the principal balance of, the RTM Share Amount, until the RTM Share Amount together with all accrued interest thereon has been paid in full, provided that the aggregate amount of Commissions applied pursuant to this clause (ii) shall not exceed $50,000 during any consecutive 12-month period without the consent of RTM, and
(iii) third to RTM, to the extent of any remaining Commissions. Sales Commissions payable to RTM pursuant to this Paragraph 7 with respect to any Sale Transaction shall be paid as soon as practicable following the consummation of such Sale Transaction. Funding Commissions payable to RTM pursuant to this Paragraph 7 with respect to any Funding Arrangement shall be paid as soon as practicable following the consummation of such Funding Arrangement.

           (b) Neither RTM nor the Designated Consultant shall have any personal liability to the Company for repayment of Commission Advances; provided, however, that (i) Commissions shall be applied to the repayment of Commission Advances as provided in Paragraph 7(a) hereof and (ii) the aggregate amount of Commission Advances that have not been repaid pursuant to Paragraph 7(a) hereof may be applied toward payment for the purchase by the Company of the RTM Shares as provided in Paragraph 4(d) hereof.

     8. (a) This Agreement shall terminate upon the earlier of (i) the expiration of the Term, (ii) the voluntary termination of this Agreement by RTM, effective upon 30 days' prior written notice to the Company, (iii) the death or Permanent Disability of the Designated Consultant, effective as of the date of such death or the determination of such Permanent Disability, (iv) the termination of this Agreement by the Company for Cause, effective upon written notice to RTM, or (v) the termination of this Agreement by the Company other than for Cause, effective upon 30 days' prior written notice to RTM.

           (b) If this Agreement is terminated as a result of the voluntary termination of this Agreement by RTM: (i) the Company's sole obligation shall be payment of (x) Consulting Fees through the effective date of such termination and (y) unpaid Commissions that are earned in accordance with Paragraph 3 hereof; (ii) the Company shall have the right to purchase the RTM Shares as provided in Paragraph 4(d) hereof; and (iii) notwithstanding the provisions of Paragraphs 5 and 6 hereof, the Company shall have no obligation to deliver Liquidity Event Shares pursuant to Paragraph 5 hereof and Purchasers shall have no obligation to deliver Executive Shares pursuant to Paragraph 6 hereof.

           (c) If this Agreement is terminated as a result of the death or Permanent Disability of the Designated Consultant or as a result of the termination of this Agreement by the Company on or after March 28, 1999, other than for Cause: (i) the Company's sole obligation shall be payment of (x) Consulting Fees through the effective date of such termination and (y) unpaid Commissions that are earned in accordance with Paragraph 3 hereof; (ii) the Company shall have no right to purchase the RTM Shares, except in the event of a Payment Default; and (iii) the Company shall have the obligation to deliver Liquidity Event Shares pursuant to (and subject to) Paragraph 5 hereof and Purchasers shall have the obligation to deliver Executive Shares pursuant to (and subject to) Paragraph 6 hereof.

           (d) If this Agreement is terminated as a result of the termination of this Agreement by the Company, prior to March 28, 1999, other than for
Cause: (i) the Company's sole obligation shall be payment of (x) Consulting Fees and Commission Advances through March 28, 1999, when and as otherwise payable under this Agreement, notwithstanding that neither RTM nor the Designated Consultant shall have any further obligation to perform Transaction Services or Consulting Services following such termination and (y) unpaid Commissions that are earned in accordance with Paragraph 3 hereof; (ii) the Company shall have no right to purchase the RTM Shares, except in the event of a Payment Default; and (iii) the Company shall have the obligation to deliver Liquidity Event Shares pursuant to (and subject to) Paragraph 5 hereof and Purchasers shall have the obligation to deliver Executive Shares pursuant to (and subject to) Paragraph 6 hereof.

           (e) If this Agreement is terminated by the Company for Cause: (i) the Company's sole obligation shall be payment of (x) Consulting Fees through the effective date of such termination and (y) unpaid Commissions that are earned in accordance with Paragraph 3 hereof; (ii) the Company shall have the right to purchase the RTM Shares as provided in Paragraph 4(d) hereof; and
(iii) notwithstanding the provisions of Paragraphs 5 and 6 hereof, the Company shall have no obligation to deliver Liquidity Event Shares pursuant to Paragraph 5 hereof and Purchasers shall have no obligation to deliver Executive Shares pursuant to Paragraph 6 hereof.

           (f) For purposes of this Agreement, (i) "Cause means" (A) the conviction, admission or plea of no contest by RTM or the Designated Consultant with respect to any crime, whether or not involving the Company, which constitutes a felony in the jurisdiction involved; (B) the embezzlement or misappropriation of property of the Company by RTM or the Designated Consultant, or any other act by RTM or the Designated Consultant involving fraud with respect to the Company; (C) any substance abuse by the Designated Consultant that interferes with the RTM's ability to discharge its duties under this Agreement; (D) a material breach by RTM of its obligations under this Agreement; or (E) the failure of RTM, during any consecutive 24-month period during the Term to generate Sales Commissions of at least $90,000 or, if the Transaction Services are changed following the date of this Agreement, the failure of RTM to meet such performance standards as may be agreed to by RTM and the Company in connection with such change; and (ii) "Permanent Disability" means physical or mental incapacity of a nature that prevents or could prevent the Designated Consultant, in the judgment of a licensed physician practicing in the Indianapolis, Indiana area designated by the Board of Directors (the "Designated Physician"), from performing services on behalf of RTM as contemplated by this Agreement for a period of 120 consecutive days or 180 days, whether or not consecutive, during any 12-month period during the Term. RTM agrees to cause the Designated Consultant to cooperate fully with any Designated Physician in determining whether the Permanent Disability of the Designated Consultant has occurred.

     9. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

     10. If any party to this Agreement obtains a judgment against any party hereto by reason of any breach of this Agreement or the failure of such other party to comply with the provisions hereof, a reasonable attorneys' fee as fixed by the court shall be included in such judgment. No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative or shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Each party hereto agrees that, in the event of any violation of this Agreement by such party, the remedies available at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting any party hereto from also pursuing any other rights, remedies or defenses, in connection with any breach of this Agreement.

     11. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived or of any other provision of this Agreement. No extension of time for the performance of any obligation or act hereunder shall be deemed an extension of time for the performance of any other obligation or act.

     12. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to its conflicts of law rules.

     13. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements between the Company and RTM, whether oral or written (including the existing oral agreement between RTM and the Company described in the Disclosure Schedule (as defined in the Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of March 28, 1997 among the Company, the Purchasers, Michael F. McCoy and William L. Wildman)), with respect to services performed by RTM on behalf of the Company, other than the letter agreement between the Company and RTM relating to senior debt financing.

     14. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon and may be attached to another counterpart of this Agreement identical in form hereto and having attached to it one or more additional signature pages.

     15. This Agreement may not be amended, modified or changed in any respect without the written consent of the party against whom enforcement of each amendment, modification or change is sought.

     16. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

     17. RTM and the Designated Consultant shall perform the Transaction Services and Consulting Services as an independent contractor, and nothing herein shall be construed as creating any other relationship among the parties hereto, including but not limited to any joint venture, partnership, agency relationship or employment relationship.

     Please indicate your acceptance of the terms hereof by signing where indicated below.

                                 MERIDIAN FINANCIAL CORPORATION


                                 By:
                                       Michael F. McCoy
                                       President


Agreed to and accepted as of
this 28th day of March, 1997

RTM FINANCIAL SERVICES, INC.


By: ______________________________
       Salvatore F. Mulia

     McCoy and the Purchasers join in this Agreement in recognition of their undertakings set forth in Paragraph 6, which undertakings are made for the purpose of inducing RTM to assist the Company in satisfying the conditions set forth in Section 3 of the Executive Share Agreement. In addition, each of the Purchasers, by signing below, hereby signifies, for purposes of the Securities Purchase Agreement and Section 6.5 of the terms of the Company's Series C Preferred Stock, its approval of, and consent to, the issuance of the RTM Shares and the Liquidity Event Shares in accordance with and subject to the terms and conditions of this Agreement.


   INROADS CAPITAL PARTNERS, L.P.

    By:   INROADS GENERAL PARTNERS, L.P., its general partner

    By:
    Title:

    MESIROW CAPITAL PARTNERS VII, an
    Illinois Limited Partnership

    By:   MESIROW FINANCIAL SERVICES, INC., its general partner


    By:
    Title:

    EDGEWATER PRIVATE EQUITY FUND II, L.P.

    By:   GORDON MANAGEMENT, INC.,
          its general partner


    By:
    Title:

    Michael F. McCoy